For Immediate Release	Contact: Tony Anish
Ph.: 949-722-2720
tony@mlinecap.com

M Line Holdings, Inc. Announces Delay in the Merger
with Money Line Capital, Inc.

Tustin, CA – April 20, 2010 – M Line Holdings, Inc. (OTC Bulletin Board: MLHC - “M Line Holdings” or “the Company”), announced that it has delayed its merger with Money Line Capital, Inc., which was scheduled to close on April 30, 2010.

During 2010 the Company has been preparing for the merger with Money Line Capital, Inc.  However, due to economic conditions and a delay in completing the required audits of Money Line Capital, Inc. and its subsidiaries, both companies have recognized that delaying the closing of the merger transaction is appropriate at this time.  The companies hope to complete the merger by June 30, 2010, but will announce the new closing date once it has been determined.

George Colin, CEO of M Line Holdings, Inc. stated “We have been working diligently with the management of Money Line Capital but we currently feel that the difficult economic environment combined with a slow commercial aerospace industry has negatively impacted the value of M Line Holdings, Inc. and, as the Company hopefully recovers and revenues grow, shareholders will benefit as the dilution that will result from the merger will be reduced.”

As previously announced, in June of last year M Line Holdings signed a binding Letter of Intent to acquire Money Line Capital, Inc. (“MLC”), a privately held California corporation.  The transaction will be structured as a share exchange with the shareholders of MLC exchanging their shares for shares of M Line Holdings, Inc.  The parties plan to enter a definitive Share Exchange Agreement based on the fair market value of MLC and its subsidiaries which will be determined by a third-party valuation upon completion of the audits or MLC and its subsidiaries.

Jitu Banker, President of Money Line Capital, Inc. stated “I believe this delay will benefit both companies as revenues recover from the economic downturn.  Both companies recognize the benefit of this merger and we will all strive to complete this transaction as soon as is possible.”

About M Line Holdings, Inc.

M Line Holdings, Inc. (formerly Gateway International Holdings, Inc.) is currently a reporting company under the Securities and Exchange Act of 1934, as amended, with approximately 600 shareholders and two operating subsidiaries. Money Line Capital, Inc. (“MLC”) is a business financing corporation and holding company with equity in operating subsidiaries in financing, aerospace, real estate, media, beverage and technology, including a 52% interest in M Line Holdings, Inc.

M Line Holdings Inc. is headquartered at 2672 Dow Avenue, Tustin, CA 92780.

Forward Looking Statements

This news release contains certain “forward- looking statements.” Forward-looking statements are based on current expectations and assumptions and are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified, and many of which are beyond the Company's control. The forward-looking statements are also identified through the use of words “believe,” enable,” “may,” “will,” “could,” “intends,” “estimate,” “anticipate,” “plan,” “predict” “probable,” “potential,” “possible,” “should,” “continue,” and other words of similar meaning. Actual results could differ materially from these forward-looking statements as a result of a number of risk factors detailed in the Company's periodic reports filed with the SEC. Given these risks and uncertainties, investors are cautioned not to place undue reliance on such forward-looking statements and no assurances can be given that such statements will be achieved.

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